Exhibit 15.1

McMoRan Exploration Co.
1615 Poydras St.
New Orleans, La. 70112

November 6, 2009

To the Board of Directors and Stockholders of McMoRan Exploration Co.:

We are aware of the incorporation by reference in the Registration Statements on Forms S-3 (File Nos. 333-144496, 333-121779,) and Forms S-8 (File Nos. 333-57484, 333-67485, 333-87380, 333-90170, 333-105533, 333-115335, 333-124740 and 333-153002) of  McMoRan Exploration Co. of our report dated November 6, 2009 relating to the unaudited condensed consolidated interim financial statements of McMoRan Exploration Co. that is included in its Form10-Q for the quarter ended September 30, 2009.

Very truly yours,

/s/Ernst & Young LLP